                Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sterling Bancorp:

We consent to the use of our reports dated March 14, 2008, with respect to (i) the consolidated balance sheets of Sterling Bancorp and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the consolidated statements of condition of Sterling National Bank and subsidiaries as of December 31, 2007 and 2006, and (ii) the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of Sterling Bancorp, incorporated by reference in the Registration Statement on Form S-3 related to the registration of various classes of securities, and to the reference to our firm under the heading “Experts” in the prospectus. The aforementioned report with respect to the consolidated financial statements refers to the Company’s adoption, in 2006, of SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”

(signed) KPMG LLP

New York, New York

January 22, 2009